CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation of our report dated January 19, 1999, except for Notes 10, 11 and 16 as to which the date is February 11, 1999, appearing in the Annual Report on Form 10-K of Armanino Foods of Distinction, Inc. for the year ended December 31, 1998, in the Company's Registration Statement on Form S-8, SEC File No. 33-94196.


/s/ Pritchett, Siler & Hardy, P.C.
PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
March 25, 1999